OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2009
Estimated average burden hours per response...11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Loral Space & Communications Inc.
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
543881106
(CUSIP Number)
August 30, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

J. Kevin Ciavarra, Esq.
Highland Crusader Offshore Partners, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
(972)628-4100

CUSIP No.	543881106	Page	2	of	13 Pages

1	NAMES OF REPORTING PERSONS: Highland Crusader Offshore Partners, L.P., a Bermuda partnership

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	98-0346514

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Bermuda

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		981,879

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		981,879

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	981,879

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	4.9%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

(1)	Based on 20,000,000 shares of Common Stock outstanding based on the Issuer’s Quarterly Report on Form 10-Q filed on August 7, 2006.

CUSIP No.	543881106	Page	3	of	13 Pages

1	NAMES OF REPORTING PERSONS: Highland Multi-Strategy Onshore Master SubFund, L.L.C.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-5237162

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		100,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		100,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	100,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

(1)	Based on 20,000,000 shares of Common Stock outstanding based on the Issuer’s Quarterly Report on Form 10-Q filed on August 7, 2006.

CUSIP No.	543881106	Page	4	of	13 Pages

1	NAMES OF REPORTING PERSONS: Highland Multi-Strategy Master Fund, L.P., a Bermuda limited partnership

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Bermuda

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		100,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		100,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	100,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

(1)	Based on 20,000,000 shares of Common Stock outstanding based on the Issuer’s Quarterly Report on Form 10-Q filed on August 7, 2006.

CUSIP No.	543881106	Page	5	of	13 Pages

1	NAMES OF REPORTING PERSONS: Highland Capital Management, L.P., a Delaware limited partnership

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	75-2716725

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,081,879

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,081,879

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,081,879

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.4%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN, IA

(1)	Based on 20,000,000 shares of Common Stock outstanding based on the Issuer’s Quarterly Report on Form 10-Q filed on August 7, 2006.

CUSIP No.	543881106	Page	6	of	13 Pages

1	NAMES OF REPORTING PERSONS: Strand Advisors, Inc., a Delaware corporation

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	95-4440863

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,081,879

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,081,879

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,081,879

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.4%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

(1)	Based on 20,000,000 shares of Common Stock outstanding based on the Issuer’s Quarterly Report on Form 10-Q filed on August 7, 2006.

CUSIP No.	543881106	Page	7	of	13 Pages

1	NAMES OF REPORTING PERSONS: James Dondero

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,081,879

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,081,879

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,081,879

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.4%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

(1)	Based on 20,000,000 shares of Common Stock outstanding based on the Issuer’s Quarterly Report on Form 10-Q filed on August 7, 2006.

SCHEDULE 13G
Page 8 of 13 Pages

Item 1(a)	Name of Issuer:

Loral Space & Communications Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

600 Third Avenue, New York, NY 10016

Item 2(a)	Names of Persons Filing:

Highland Capital Management, L.P.
Strand Advisors, Inc.
James Dondero
Highland Crusader Offshore Partners, L.P.
Highland Multi-Strategy Onshore Master SubFund, L.L.C.
Highland Multi-Strategy Master Fund, L.P.

Item 2(b)	Addresses of Principal Business Offices:

Highland Capital Management, L.P. Two Galleria Tower 13455 Noel Road, Suite 800 Dallas, Texas 75240

Strand Advisors, Inc. Two Galleria Tower 13455 Noel Road, Suite 800 Dallas, Texas 75240

James Dondero Two Galleria Tower 13455 Noel Road, Suite 1300 Dallas, Texas 75240

Highland Crusader Offshore Partners, L.P. Two Galleria Tower 13455 Noel Road, Suite 800 Dallas, Texas 75240

Page 9 of 13 Pages

Highland Multi-Strategy Onshore Master SubFund, L.L.C. Two Galleria Tower 13455 Noel Road, Suite 800 Dallas, Texas 75240

Highland Multi-Strategy Master Fund, L.P. Two Galleria Tower 13455 Noel Road, Suite 800 Dallas, Texas 75240

Item 2(c)	Citizenship:

Highland Capital Management, L.P. — Delaware
Strand Advisors, Inc. — Delaware
James Dondero — United States of America
Highland Crusader Offshore Partners, L.P. — Bermuda
Highland Multi-Strategy Onshore Master SubFund, L.L.C. — Delaware
Highland Multi-Strategy Master Fund, L.P. — Bermuda

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e)	CUSIP Number:

543881106

Item 3	Status of Persons Filing:

Not applicable.

Page 10 of 13 Pages

Item 4	Ownership:
(a)	As of August 30, 2006, Highland Crusader Offshore Partners, L.P. (“Crusader”), was the record and beneficial owner of 981,879 shares (the “Shares”) of Common Stock of Loral Space & Communications Inc. As of August 30, 2006, Highland Multi-Strategy Onshore Master SubFund, L.L.C. (“Multi-Strategy SubFund”) was the record and beneficial owner of 100,000 Shares. Highland Multi-Strategy Master Fund, L.P., a Bermuda limited partnership (“Master Fund”) is the managing member of Multi-Strategy SubFund.

Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), is the investment adviser to Crusader and Master Fund. Highland Capital has the power to control and vote the Shares held by such entities. Strand Advisors, Inc., a Delaware corporation (“Strand”), is the general partner of Highland Capital. James Dondero is the President of Strand. Highland Capital, Strand and James Dondero expressly disclaim any beneficial ownership of the Shares held by Crusader and Multi-Strategy SubFund, except to the extent that each has a pecuniary interest in Crusader and Multi-Strategy SubFund.

(b)	Percent of Class:

See Item 11 of each cover page for the respective reporting persons.

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote:

See Item 5 of each cover page for the respective reporting persons.

(ii)	shared power to vote or to direct the vote:

See Item 6 of each cover page for the respective reporting persons.

(iii)	sole power to dispose or to direct the disposition of:

See Item 7 of each cover page for the respective reporting persons.

(iv)	shared power to dispose or to direct the disposition of:

See Item 8 of each cover page for the respective reporting persons.

Item 5	Ownership of 5% or Less of a Class:

Not applicable.

Item 6	Ownership of More than 5% on Behalf of Another Person:

Not applicable.

Page 11 of 13 Pages

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

See Exhibit A.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 12 of 13 Pages
SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: September 7, 2006

Highland Crusader Offshore Partners, L.P.

By:	Highland Crusader Fund GP, L.P., its general partner
By:	Highland Crusader Fund GP, LLC, its general partner
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner

	By:	/s/ James Dondero

		Name:	James Dondero
		Title:	President

Highland Multi-Strategy Onshore Master SubFund, L.L.C.

By:	Highland Multi-Strategy Master Fund, L.P., its managing member
By:	Highland Multi-Strategy Fund GP, L.P., its general partner
By:	Highland Multi-Strategy Fund GP, L.L.C., its general partner
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner

	By:	/s/ James Dondero

		Name:	James Dondero
		Title:	President

Page 13 of 13 Pages

Highland Multi-Strategy Master Fund, L.P.

By:	Highland Multi-Strategy Fund GP, L.P., its general partner
By:	Highland Multi-Strategy Fund GP, L.L.C., its general partner
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner

	By:	/s/ James Dondero

		Name:	James Dondero
		Title:	President

Highland Capital Management, L.P.

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James Dondero

		Name:	James Dondero
		Title:	President

Strand Advisors, Inc.

By:	/s/ James Dondero

Name: James Dondero
Title: President

James Dondero

/s/ James Dondero

EXHIBITS

Exhibit A	Identity of Group Members Pursuant to Item 8.

Exhibit B	Joint Filing Agreement, dated September 7, 2006.